Exhibit 3.1

TERMINATION OF CERTIFICATE OF DESIGNATION

OF

7.00% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

UMB FINANCIAL CORPORATION

Pursuant to Section 351.180

of The General and Business Corporation Law of Missouri

UMB Financial Corporation, a Missouri corporation (the “Corporation”), does hereby certify that:

Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Restated Articles of Incorporation of the Corporation (the “Articles”) and applicable law, the Board adopted a resolution on June 11, 2025, authorizing the cancellation of the Certificate of Designation of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Certificate of Designation”) filed with the Secretary of State of the State of Missouri on January 31, 2025, which created a series of 11,500 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A;”

No shares of such 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A are issued and outstanding;

Certain designated officers of the Corporation have been authorized by the Board to take action to terminate the Certificate of Designation; and

Pursuant to the authority conferred upon the Board by the Articles and Section 351.180.7 of The General and Business Corporation Law of Missouri, which provides, in pertinent part, that the Board may eliminate from the Articles all references to the 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A by filing this certificate terminating the Certificate of Designation, the Board adopted the following resolutions:

RESOLVED, that no shares of Series A Preferred Stock are outstanding and none of such shares will be issued pursuant to the Certificate of Designation, so that such Certificate of Designation may be terminated, and the redeemed shares of the Company’s preferred stock be deemed retired;

FURTHER RESOLVED, that the cancellation of the Certificate of Designation be, and hereby is, in all respects, adopted and approved by the Board, and

FURTHER RESOLVED, that the Board further authorizes and directs each of the Authorized Officers to take any and all actions necessary to cancel the Certificate of Designation and to execute, deliver and file such documents with the Secretary of State of the State of Missouri that such Authorized Officers deem necessary to cancel the Certificate of Designation, including a Termination of Certificate of Designation of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, reflecting the cancellation of the Certification of Designation, each in such form and with such changes in or additions to such terms and provisions as such Authorized Officer shall approve, such approval to be conclusively evidenced by the execution and delivery of such document by such Authorized Officer.

IN WITNESS WHEREOF, UMB Financial Corporation has caused this Termination of Certificate of Designation to be signed by Megan Mercer, its Secretary and Senior Vice President, this 15th day of July, 2025.

UMB FINANCIAL CORPORATION

By:	/s/ Megan Mercer
Name: Megan Mercer
Title: Secretary and Senior Vice President

2